GODFREY & KAHN, S.C.
                        ATTORNEYS AT LAW
                     780 North Water Street
                  Milwaukee, Wisconsin  53202
             Phone (414) 273-3500 Fax (414) 273-5198

                    August 5, 1997

ARI Network Services, Inc.
330 E. Kilbourn Avenue
Milwaukee, Wisconsin 53202

Gentlemen:

     We have acted as counsel to ARI Network Services, Inc., a Wisconsin corporation (the "Company"), in connection with the preparation of Amendment No. 1 to Registration Statement on Form S-2 (Reg. No. 333-31295) to be filed with the Securities and Exchange Commission on or about August 6, 1997 (the "Registration
Statement"). The Registration Statement relates to the offering of up to 2,000,000 shares of the Company's common stock, $.001 par value (the "Shares").

     In connection with this opinion we have examined:
(a) the Registration Statement, (b) copies of the Company's Articles of Incorporation and By-laws, (c) certain resolutions of the Company's Board of Directors, and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

     Based upon the foregoing, we are of the opinion that the Shares have been duly and validly authorized for issuance. Upon issuance and payment for the Shares in accordance with applicable stock purchase agreements, the Shares will be fully paid and nonassessable, subject to Section 180.0622(2)(b) of the Wisconsin Statutes.

     Section 180.0622(2)(b) of the Wisconsin Statutes provides that shareholders of a corporation may be assessed up to the par value of their shares to satisfy the obligations of such corporation to its employees for services rendered, but not exceeding six months service in the case of any individual employee.
Certain Wisconsin courts have interpreted "par value" to mean the full amount paid by the purchaser of shares upon issuance thereof.

     The foregoing opinion is limited to the laws of the State of Wisconsin.

     We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.


                              Very truly yours,

                              /s/ Godfrey & Kahn, S.C.

                              GODFREY & KAHN, S.C.